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                                   EXHIBIT 10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of the 19th day of December, 2002, by and between ARLINGTON HOSPITALITY, INC., a Delaware corporation (hereinafter referred to as "Employer") and Jerry H. Herman (hereinafter referred to "Employee").

                                   WITNESSETH:

         WHEREAS, Employee desires to be employed by Employer and Employer desires to employ Employee subject to and upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set out, the parties agree as follows:

         1. Term. The Employer hereby offers and Employee hereby accepts employment for a period commencing with January 7, 2003 and ending December 31, 2005 (such period, except as Employee's employment is earlier terminated pursuant to the terms herein, referred to as the "Term"). The first "Year" of this Agreement shall be the period from January 7, 2003 through December 31, 2003. The second "Year" and the third "Year" shall be the calendar years 2004 and 2005, respectively. The Years are hereinafter sometimes referred to individually as a "Year" or "Year One," "Year Two" and "Year Three," as applicable.

         2. Compensation.

                  (a) Base Compensation. During the Term of this Agreement, Employee's compensation shall be a base salary of $300,000 per Year (salary for Year One shall be 359/365 of $300,000).

                  (b) Bonus. Employee shall be entitled to earn a bonus for each Year comprised of a "Cash Bonus" portion and an "Equity Performance Bonus" portion, both of which shall be subject to ceiling amounts set forth below, and which will be achieved to the extent that Employer performs within certain specified percentages of the "Budget" for each Year, as detailed below. In addition, although Employer has established long-term growth plans and has no present plans for sale or other major events, in the event Employer experiences a "Capital Event" (as hereinafter defined) during the Term hereof, Employee may be entitled to a Capital Event Performance Bonus as outlined below.

                  The Cash Bonus shall be payable in cash and the Equity Performance Bonus amount shall be payable by the issuance of Employer common stock, with the number of shares applicable thereto as outlined below, subject to Section 2(d). The Budget shall be set by Employer's board of directors (the "Board") for each of calendar years 2003, 2004 and 2005, as soon as possible prior to or following the commencement of the applicable Year in question. The Tests (as defined below) shall be set by the Board acting in good faith after consultation with Employee and taking into consideration among other factors the general economic and capital market conditions affecting the hotel industry as of the




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         date of setting the Tests. The Budget shall be comprised of three (3)
         equally weighted components (each a "Test"):

                           (i) Pre-tax income component (as defined) of Employer
                  for the applicable Year ("PTI");

                           (ii) Adjusted Stockholders' equity per share
                  component (as defined) of Employer for the applicable Year ("EQPS"); and

                           (iii) A third benchmark for the applicable Year ("New
                  Benchmark") which shall be comprised of up to two of the following three components, such new component(s) (each, a "New Sub Benchmark") having a weight of 16.66% (for an aggregate weight of 33.33% for the New Benchmark) in the event two (2) components or used, or in the event one component is used, having an aggregate weight of 33.33% and measured by Employer's success in:

                                    (1) developing new AmeriHost Inn franchises
                           or consummating relationships with new joint venture partners;

                                    (2) growing the AmeriHost brand; or

                                    (3) completing the construction and
                           development of new AmeriHost Inns in a timely and cost-effective manner;

                  provided that: (A) Employer and Employee shall mutually select the one (1) or two (2) New Sub Benchmarks (or any other new sub benchmark mutually agreed upon by Employer and Employee) within sixty (60) days from the date the Board approves the business plan submitted by Employee (which covers Year One at a minimum); and (B) any such approved New Sub Benchmark shall be quantified by mutual agreement of Employer and Employee for purposes of computation and measurement on a going forward basis; provided further that in the event they fail to agree upon one (1) or two (2) New Sub Benchmarks with respect to the applicable Year, then the New Benchmark shall not apply for such Year and the Budget for such Year shall be comprised solely of two (2) equally weighted Tests, namely PTI and EQPS. The parties agree and acknowledge that each Test and New Sub Benchmark is independent and that the failure to achieve a certain Test or New Sub Benchmark shall not in any way affect Employee's ability to receive a bonus with respect to the Tests and/or New Sub Benchmarks which are met. Attached hereto as Exhibit A are the Tests for Year One.

                  In computing the PTI component for an applicable Year, this amount shall be determined based upon the pre-tax income of Employer for such Year as reflected in its audited financial statements for such Year, eliminating the impact of any compensation expense associated with any issuance of shares per Section 2(d) or Section 2(f) hereof or any cash bonus per Section 2(d) hereof.

                  In determining the EQPS Test for a particular Year, this amount shall be determined based upon the stockholders equity of Employer for the previous year ended




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         as reflected in its audited financial statements for such Year plus the sum of (i) the budgeted net income amount for that particular Year and
         (ii) the budgeted deferred income balance projected as of December 31 for such Year, with such sum to be divided by the number of issued and outstanding shares of common stock of Employer at the end of the year prior to such Year, as reduced by any shares outstanding from the exercise of any options, warrants and other rights to acquire common stock of Employer which had been granted prior to December 31, 2002, with the exception of any shares, issued pursuant to this Agreement or pursuant to the supplemental retention performance bonus plans between Employer on the one hand and each of James Dale, Paul Eskenazi, Richard Gerhart and David Harjung.

                  In computing actual EQPS for a particular Year, this amount shall be determined based upon the sum of (i) the stockholder's equity of Employer for the immediately preceding calendar year as reflected in its audited financial statements; (ii) the net income for the Year in question; and (iii) the deferred income balance as of December 31 of that particular Year (each as set forth in its audited financial statements), with such sum to be divided by the number of issued and outstanding shares of common stock of Employer at the end of such Year; less any shares outstanding from the exercise of any options, warrants and other rights to acquire common stock of Employer outstanding on December 31, 2002, with the exception of any shares, stock options or rights pursuant to this Agreement or pursuant to the supplemental retention and performance bonus plans between Employer on the one hand and each of James Dale, Paul Eskenazi, Richard Gerhart and David Harjung.

                  The computation of PTI, EQPS and the New Benchmark shall be made by Employer and delivered to Employee (together with all necessary backup materials) as soon as practicable following completion of Employer's audit for the applicable Year; such computation shall be deemed final unless Employee shall deliver written notice of objection to Employer within ten (10) business days following delivery of the applicable computation. Should such notice of objection be timely delivered and should Employer not agree with Employee's objection within five (5) business days following its delivery, then Employer's audit committee shall designate an independent certified public accountant who has not worked for Employer over the past twenty-four
         (24) months to determine the applicable PTI, EQPS and/or New Benchmark amount, which determination shall be final and binding upon the parties.

                  The maximum Cash Bonus and Equity Performance Bonus shall be earned (subject to risk of forfeiture of up to two-thirds of each Year's Equity Performance Bonus as detailed below) with respect to a particular Year in the event Employer equals or exceeds one hundred thirty percent (130%) of Budget for such Year for each of the Tests (i.e., each Test being provided equal weighting -- thirty-three and one-third percent (33.33%) to each of the PTI, EQPS and New Benchmark Tests, or fifty percent (50%) to each of PTI and EQPS Tests if a New Benchmark cannot be agreed to). For each one percentage point of targeted PTI, EQPS and New Benchmark (if applicable) in a particular Year that Employer falls short of one hundred thirty percent (130%) of Budget for the Test in question, then two and one-half percent (2.5%) of the maximum bonus amount applicable to that Test for the Cash Bonus and Equity Performance Bonus shall




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         be reduced. For example, if exactly one hundred ten percent (110%) of
         Budget for a Year is achieved on all three (3) Tests, then fifty percent (50%) of the maximum Cash Bonus and Equity Performance Bonus is achieved, and if less than ninety percent (90%) of Budget for a Year is achieved on all three (3) Tests, then none of the Cash Bonus or Equity Performance Bonus amount will be earned with respect to such Year.

                  (c) Cash Bonus. The maximum Cash Bonus amount that can be earned by Employee with respect to each Year, subject to achievement of the Tests set forth above is as follows:

                           (i) Year One -- $40,000;

                           (ii) Year Two -- $85,000; and

                           (iii) Year Three -- $115,000.

         The Cash Bonus amount shall be fully vested for a particular Year if Employee is in the employ of Employer at the end of such Year, and shall be paid promptly following the determination of the percentage of the maximum Cash Bonus amount to which Employee is entitled. Employee shall not be entitled to any of the Cash Bonus amount with respect to a particular Year if he is not employed by Employer for any reason at the end of such Year. Employer may apply Cash Bonus amounts to fund any statutory withholding obligations it has with respect to Employee's compensation hereunder.

                  (d) Equity Performance Bonus. The Equity Performance Bonus shall be an award to Employee, partially subject to risk of forfeiture as set forth below, of that number of shares of common stock of Employer that could be purchased at the "Stock Factor Price" based upon the Equity Performance Bonus amount earned by Employee with respect to each Year. The maximum Equity Performance Bonus amount that can be earned by Employee, subject achievement of the Tests set forth above is as follows:

                           (i) Year One -- $100,000;

                           (ii) Year Two -- $185,000; and

                           (iii) Year Three -- $215,000.

         In order to earn any of the Equity Performance Bonus amounts with respect to a particular Year (the "Base Year"), Employee must be employed by Employer at the end of the Base Year in question. The shares of common stock earned by Employee with respect to the Base Year shall be issued to Employee immediately following the determination of the Equity Performance Bonus amount for the applicable year (and Employee shall be entitled to make an election under Section 83(b) of the Internal Revenue Code, as amended, upon such issuance) pursuant to three stock certificates of equal amount, with one-third of such amount (i.e., represented by the first stock certificate) fully earned as soon as such computation is made by Employer (and such shares are hereinafter sometimes referred to as the "First Tranche Shares"), one-third of such amount (i.e., represented by the second stock certificate) subject to forfeiture back to Employer in the event Employee is not employed by Employer (except in the case of "Permitted Termination") on the first day following the end of the first full calendar year after the Base Year (the "Second Tranche Shares"), and one-third of such amount (i.e., represented by the third stock certificate) subject to forfeiture back to





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         Employer in the event Employee is not employed by Employer (except in the case of "Permitted Termination") on the first day following the end of the second full calendar year after the Base Year (the "Third Tranche Shares"). "Permitted Termination" shall mean termination of Employee's employment during the Term (and beyond the Term if Employee remains employed by Employer) due to any of the following:

                                    (1) death;

                                    (2) "Disability" of Employee (as hereinafter
                           defined);

                                    (3) Employee's "resignation for good reason"
                           (as hereinafter defined);

                                    (4) Employee's discharge without cause (as
                           hereinafter defined);

                                    (5) for any reason following a "Change in
                           Control," as hereinafter defined; or

                                    (6) the failure by Employer to tender to
                           Employee either a renewal of this Agreement or a new employment agreement following the expiration of the Term, should Employee desire to continue working for Employer, on terms at least comparable to this Agreement and after having complied with the terms of this Agreement (such failure to tender being a "Nonrenewal Event").

         In the event of a Permitted Termination other than a Nonrenewal Event, all risk of forfeiture of shares represented by certificates held by Employer shall lapse and Employer shall immediately deliver those certificates to Employee. Employer shall hold the certificates for the shares of stock subject to risk of forfeiture, and on the earlier of:
         (A) the first day following the applicable anniversary of a Base Year in which Employee remains in the employ of Employer; or (B) upon the occurrence of a Permitted Termination, Employer shall release to Employee all certificates then being held by Employer or otherwise required to be held by Employer, except in the case of a Nonrenewal Event. In the event of a Nonrenewal Event, then on the date of expiration of this Agreement (the "Nonrenewal Event Date"), provided Employer has failed to tender for Employee's execution either an extension of this Agreement or a proposed new agreement at least comparable to this Agreement, one-half of the amount of shares of Employer common stock issued to Employee and which remain subject to a risk of forfeiture as of the Nonrenewal Event Date shall have such risk eliminated and Employer shall immediately deliver the certificates representing such shares to Employee, and the remaining one-half of the amount of shares of Employer common stock issued to Employee and the remaining one-half of the amount of shares of Employer common






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         stock subject to risk of forfeiture shall have the risk of forfeiture lapse on the first anniversary of the Nonrenewal Event Date, at which time Employer shall immediately deliver the certificates for such shares to Employee. Should Employee's employment be terminated for any reason other than Permitted Termination, then all certificates of Employer shares that were subject to risk of forfeiture shall be cancelled by Employer and those shares shall be deemed returned to the treasury of Employer. Each stock certificate issued pursuant to the terms of this Section 2(d) shall contain Employer's customary restrictive legend utilized in connection with the private placement of its shares.

                  The "Stock Factor Price" (which for purposes of this Agreement shall take into account any and all appropriate adjustments resulting from any stock split, stock dividend, reverse stock split or other subdivision of Employer's common stock) for Year One shall be the greater of $3.00 per share or the closing price of Employer's common stock as quoted in the Wall Street Journal on the last business day immediately preceding the day on which Employer issues a press release announcing the hiring of Employee (such price per share being the "Base Amount"). The Stock Factor Price for Year Two shall be one hundred ten percent (110%) of the Base Amount. The Stock Factor Price for Year Three shall be one hundred ten percent (110%) of the Stock Factor Price for Year Two. For example, if the Base Amount is $3.00, then the Stock Factor Price for Year Two would be $3.30 and for Year Three would be $3.63. To illustrate a computation based on the foregoing, if the Base Amount for Year One is $3.00 and Employer achieves one hundred thirty percent (130%) of Budget on the PTI and EQPS Tests but only eighty percent (80%) of Budget on the New Benchmark, then for Year One, two-thirds of the maximum Equity Performance Bonus amount would be earned (i.e., $66,666.66) and based upon the Stock Factor Price of $3.00, Employee would be entitled to a restricted stock grant of 22,222.22 shares of common stock in three certificates of 7,407.41 shares each (rounded), with the first certificate to be held by Employee and not subject to any risk of forfeiture, the second certificate to be held by Employer, to be released on January 1, 2005, provided Employee is still employed by Employer, and if not, then such certificate will be cancelled, and the third stock certificate to be held by Employer to be released on January 1, 2006, provided Employee is still employed by Employer, and if not, then such certificate will be cancelled, and provided further that if Employee ceases employment due to a Permitted Termination prior to January 1, 2006, then except as applicable pursuant to a Nonrenewal Event, any stock certificates not previously released to Employee shall be immediately released to Employee and the shares represented by such certificates shall no longer be subject to a risk of forfeiture.

                  (e) Put Right. In order to provide a measure of liquidity to address potential income tax issues, Employee shall have a limited put right for up to all of any Base Year's First, Second and/or Third Tranche Shares issued to Employee pursuant to Section 2(d) hereof as set forth below. For a period of sixty (60) days commencing two hundred
         (200) days following:

                           (i) the date of issuance of the shares of common
                  stock of Employer corresponding to the Equity Performance Bonus amount with respect to a particular Year in the case of any First Tranche Shares; and




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                           (ii) subject to the limitations set forth below, the
                  date on which any Base Year's Second and/or Third Tranche Shares are no longer subject to any risk of forfeiture pursuant to Section 2(d), in the case of any Second and/or Third Tranche Shares, as the case may be.

         Employee shall have the right to require Employer to purchase (the "Put"), at a price equal to the closing price of Employer's common stock on the last business day immediately prior to the effective date of the Put, that portion of First, Second and/or Third Tranche Shares, as the case may be, as necessary to cover the "Tax Deficiency." The Tax Deficiency shall be an amount equal to the sum of:

                                    (1) forty percent (40%) of the fair market
                           value of the shares of Employer common stock issued to Employee pursuant to the Equity Performance Bonus with respect to the applicable Year which are not subject to risk of forfeiture or for which Employee files a Section 83(b) election to recognize as income with respect to such Year; plus

                                    (2) forty percent (40%) of the fair market
                           value of any shares of Employer common stock which had been issued to Employee in a prior Year subject to risk of forfeiture, where the risk of forfeiture has lapsed during such Year and which shares were not subject to a prior Section 83(b) election; minus

                                    (3) sixty percent (60%) of the Cash Bonus
                           Amount for such Year.

         For example, if for Year One one hundred thirty percent (130%) of Budget was achieved, the Stock Factor Price was $3.00, the Cash Bonus Amount was $50,000 and on the date of issuance of 33,333.33 shares per the Equity Performance Bonus, the stock had a fair market value of $6.00 per share at issuance, and Employee made a Section 83(b) election with respect to all of said shares, then forty percent (40%) of $200,000 (i.e., $80,000) would be the estimated tax with respect to the Equity Performance Bonus, and Employee would be entitled to Put to Employer up to $50,000 of common stock at a price equal to the closing price of Employer's common stock for the last business day immediately prior to the Put (i.e., $80,000 minus sixty percent (60%) of the $50,000 of the Cash Bonus Amount). Notice of intent to exercise of each Put must be delivered by Employee to Employer not less than four (4) business days prior to the date upon which said Put shall take place.

                  (f) Capital Events Performance Bonuses. If during the Term, one of the events set forth below occurs, Employee shall in each such instance be entitled to, in addition to any other bonus Employee may be entitled to herein, a bonus ("Capital Events Performance Bonus") as set forth below:

                           (i) Cendant Events. There are three existing
                  agreements with Cendant Corporation and/or its affiliates on the one hand and Employer and/or its affiliates on the other hand (collectively, the "Cendant Agreements"):




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                                    (1) Development Agreement dated as of
                           September 30, 2000 by and among AmeriHost Properties, Inc. ("API"), AmeriHost Inn Franchising, Inc. ("AIFI"), AmeriHost Management, Inc. ("AMI"), AmeriHost Development, Inc. ("ADI"), Cendant Finance Holding Corporation ("CFHC") and AmeriHost Franchise Systems, Inc. ("AFSI");

                                    (2) Asset Purchase Agreement dated as of
                           August 17, 2000 by and among Cendant Corporation, CFHC, API, AIFI, AMI and ADI; and

                                    (3) Royalty Sharing Agreement dated as of
                           September 30, 2000 by and among API, CFHC and AFSI.

                  In the event during the Term, Employer (either directly or through its affiliates named in the Cendant Agreements or any affiliated assignee) consummates a capital transaction pursuant to which one or more of the Cendant Agreements are assigned, conveyed or terminated, generating gross proceeds to Employer less any expenses directly related to the transaction ("Net Proceeds") of $31,000,000 or more, then Employee shall be entitled to a bonus ("Cendant Event Bonus", payable within five (5) days following receipt of the Net Proceeds by Employer or its affiliates, equal to two percent (2%) of the amount of Net Proceeds collected in excess of $31,000,000 up to $35,000,000; plus five percent (5%) of the amount of Net Proceeds collected in excess of $35,000,000 up to $40,000,000; plus six percent (6%) of the amount of Net Proceeds collected in excess of $40,000,000. Employer shall be deemed to receive all Net Proceeds under this Section 2(f)(i) on the date of the closing of the transaction that is the subject of this Section 2(f)(i). To the extent that the Cendant Agreement Net Proceeds are paid in whole or in part in form of consideration other than cash (e.g., stock), then Employee's bonus applicable to such transaction shall be payable at the same time and pursuant to the same forms and/or percentages of consideration as is otherwise paid to Employer and/or to the other shareholders, as the case may be, in connection with the transaction.

                           (ii) Sale Event. In the event during the Term
                  Employer in a single transaction or in a series of related transactions with the same buyer over one hundred eighty (180) days or less consummates the sale of all or substantially all of its assets or a merger into another corporation or the sale of not less than one hundred percent (100%) of its outstanding common stock to a new purchaser, and as a result of such transaction, the net proceeds after adjustment as set forth below, exclusive of assumption of debt or other liabilities and exclusive of payoff of debt or other liabilities ("Capital Event Net Proceeds") exceeds $50,000,000, then Employee shall be entitled to a bonus ("Sale Event Bonus"), payable no later than five (5) days following the closing of the event in question, equal to five percent (5%) of the Capital Event Net Proceeds paid to Employer or its






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                  shareholders in excess of $50,000,000 up to $60,000,000, plus seven percent (7%) of the Capital Event Net Proceeds paid to Employer or its shareholders in excess of $60,000,000 up to $70,000,000 plus ten percent (10%) of the Capital Event Net Proceeds paid to Employer or its shareholders in excess of $70,000,000. The Capital Event Net Proceeds shall be reduced dollar-for-dollar to the extent of any cash equity infusion made to Employer during the Term and shall be increased dollar for dollar to the extent of any stock redemptions by Employer, exclusive of redemptions of shares bought by Employer from Employee. To the extent the Capital Event Net Proceeds are paid in whole or part in the form of consideration other than cash (e.g. stock), then Employee's bonus applicable to such transaction shall be payable at the same time and pursuant to the same forms and/or percentages of consideration as is otherwise paid in connection with the transaction. Employer shall be deemed to receive all Capital Event Net Proceeds under this Section 2(f)(ii) on the date of closing of the transaction that is the subject of this Section 2(f)(ii). For example, in the event the Capital Event Net Proceeds were $63,000,000, and on January 2, 2003, there was a $1,000,000 equity infusion into Employer, then the bonus would be $640,000, computed off a $62,000,000 base (i.e., $63,000,000 reduced by $1,000,000 equity infusion) and would equal five percent (5%) of the first $10,000,000 plus seven percent (7%) of the next $2,000,000.

                           (iii) Bulk Sale of Hotels. In the event that during a
                  Year while Employee is employed, Employer engages in the bulk sale of fifteen (15) or more hotels to a single purchaser ("Bulk Sale"), then Employer shall, within sixty (60) days from such sale, compute the gain from such sale in accordance with GAAP and determine the pretax income from such event ("Bulk PTI") and shall also subtract from the Bulk PTI the amount of federal and state income tax payable by Employer as a result of such bulk sale for the Year in question based upon the applicable tax rates to Employer for such Year and add the amount of deferred Cendant fees such Bulk Sale creates (the amount of Bulk PTI as adjusted for such taxes and deferred Cendant fees being the "Bulk Stockholder Equity Appreciation"). In the event a New Benchmark is added to this Agreement, Employer shall also quantify the impact that the Bulk Sale shall have upon the New Benchmark as well, and such amount is hereinafter referred to as the "New Benchmark Amount." The "Average Bulk PTI" shall be the Bulk PTI divided by the number of hotels subject to the Bulk Sale, and the "Carryover Bulk PTI" shall be the Average Bulk PTI multiplied by the number of hotels sold in the Bulk Sale in excess of thirteen (13). The "Average Bulk Stockholder Equity Appreciation" shall be the Stockholder Equity Appreciation divided by the number of hotels subject to the Bulk Sale, and the "Carryover Bulk Stockholder Equity Appreciation" shall be the Average Bulk Stockholder Equity Appreciation multiplied by the number of hotels sold in the Bulk Sale in excess of thirteen (13). The "Average New Benchmark Amount" shall be the New Benchmark Amount divided by the number of hotels subject to the Bulk Sale, and the "Carryover New Benchmark Amount" shall be the New Benchmark Amount multiplied by the number of hotels sold in the Bulk Sale in excess of thirteen (13).




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                           In the event of a Bulk Sale during a Year, Employee
                  shall be permitted to carry back and roll forward the amounts (each a "Carryover Amount") of (i) Carryover Bulk PTI (to be applied as a credit toward achieving the PTI Test), (ii) Carryover Bulk Stockholder Equity Appreciation (to be applied as a credit toward achieving the EQPS Test) and (iii) Carryover New Benchmark Amount (to be applied as a credit toward achieving the New Benchmark Test) in excess of their respective current Year one hundred thirty percent (130%) test maximums to the next Year, but not beyond such next Year and, to the extent that with respect to such Year Employer fails to meet one hundred thirty percent (130%) of Budget with respect to any of the three Tests, then the carried forward amount shall be added to the PTI, EQPS or New Benchmark Test, as the case may be, until the maximum one hundred thirty percent (130%) of Budget has been met (and the Carryover Amount to such category to be reduced dollar-for-dollar to the extent applied), with any remaining Carryover Amount per category to be carried back and applied in a similar manner as necessary until one hundred thirty percent (130%) of Budget is met with respect to the applicable Test, first to the Year immediately preceding the Year in which the Bulk Sale occurred (if any) and to the extent of any remaining unused Carryover Amount, next to the next preceding Year, to the extent one hundred thirty percent (130%) of Budget in the applicable category was not met. Carryover Amounts cannot be applied in a category other than the Test to which they pertain and in no event will carry forwards of Carryover Amounts exceed one (1) Year (to the extent they cannot be used in the Year in which a Carryover Amount is carried forward, then such amounts shall be applied to the Tests in the preceding Years as described above).

                           If a Carryover Amount is applied to a prior Year, it
                  shall not be treated toward the issuance of additional stock in or with respect to that prior Year, but rather as a measurement test for the issuance of additional stock during the current Year in which the carryback computation is being made (the "Computation Year"). To the extent the Carryover Amount is applied to a prior Year, to the extent it would have resulted in an increased attainment of a Test that was not fully met beforehand (e.g., if PTI was ninety percent (90%) of Budget in Year Two and the Carryover Amount of Bulk Sale PTI brings this up to one hundred thirty percent (130%) of Budget), then Employer shall issue an additional Cash Bonus and Equity Performance Bonus amount during the Computation Year with respect to the amount of additional shares that would have been issued in the prior Year had the Carryover Amount been generated in that prior Year, based upon the Stock Price Factor in effect for the Computation Year. In the case of a carry forward of the Carryover Amount, the Stock Factor Price to be used shall be the Stock Price Factor in effect for the Year into which the Carryover Amount was carried forward; the resultant additional shares issuable with respect to such events outlined above are hereinafter referred to as the "Carryover Shares." An additional Put right shall exist for the Carryover Shares (the pricing and mechanics of such Put to be applied in the same manner as described in Section 2(e)), with such Put effective for sixty (60) days commencing two hundred (200) days following the date of issuance of the Carryover Shares. The Carryover Shares shall be deemed issued promptly following computation of the Carryover Shares amount. To illustrate the foregoing, if in Year Three after hitting one hundred thirty percent (130%) of Budget for PTI, the remaining PTI Carryover Amount is $1,000,000, and in Year Two Employer had three (3) Tests and achieved one hundred ten percent (110%) of Budget for PTI and an additional $1,000,000 of PTI would bring Employer to one hundred twenty percent (120%) of Budget, then the carryback of such $1,000,000 would result in twenty-five percent (25%) multiplied by thirty-three and 33/100 percent (33.33%) of the aggregate Cash Bonus and Equity Performance Bonus for Year Two, due to the impact on the PTI Test, and the Carryover Shares so generated shall be issued in Year Three promptly following such computation, evidenced by three equal stock certificates, with the first such certificate not subject to risk of forfeiture and the second and third certificates subject to risk of forfeiture (except in the case of Permitted Termination) lapsing on January 1, 2006 and January 1, 2007, respectively.

         Should a Bulk Sale of hotels occur during the Term and should Employee have achieved one hundred thirty percent (130%) of Budget with respect to all applicable Tests during Year One, Year Two and Year Three of this Agreement, then the Board shall give due consideration toward the possibility (but not the obligation) of awarding an additional bonus to Employee as a result of such achievements, in its sole and absolute determination. The parties agree that if a capital transaction pursuant to Section 2(f)(i) occurs during the Term, then the computations and methodology described in this Section 2(f)(ii) shall be re-determined by the Board to provide a reasonable comparable adjusted basis of computation to take into account the impact of such capital transaction (and appropriate protections to ensure Employee is not rewarded a second time for the proceeds of the Cendant Event), after due consultation with Employee. Such computation shall take into consideration the value of the assets of Employer exclusive of the value attributable to the Cendant Event proceeds, and shall take into consideration current estimates of value, but need not necessarily be tied to any particular formula or methodology.

                  Notwithstanding anything to the contrary contained in this Agreement, Employer and its shareholders shall be under no obligation to accept any proposed transaction which would give rise to a bonus pursuant to this Section 2(f) and Employer shall have no liability to Employee for failing to accept, approve or consummate any such transactions for any reason whatsoever.

                  (g) Purchase Rights. Employee shall have the right to purchase up to 75,000 shares of common stock of Employer (the "Purchase Right Shares") for a period of thirty (30) days from January 7, 2003, at a purchase price per share equal to the greater of the Base Amount or the closing price of Employer's common stock as quoted in the Wall Street Journal for January 6, 2003 or, if no stock transfer occurred on such date, the closing price as quoted aforesaid on the next prior day in which Employer's common stock traded on the public markets ("Start Date Price"). To the extent Employee has not purchased all of the Purchase Right Shares within said thirty (30) day period, then for a period of thirty (30) days thereafter (i.e., lapsing at the end of the sixtieth
         (60th) day following January 7, 2003) to purchase any remaining Purchase Right Shares at a price per share equal to the greatest of the Start Date Price, the Base Amount, $3.25 per share or the average closing price of Employer's common stock as quoted in the Wall Street Journal for the thirty (30) calendar days preceding the date on which the notice of exercise of purchase of Purchase Right Shares is delivered to Employer, shares are purchased. In order to exercise the purchase rights contained in this Section 2(f), Employee must tender to Employer written notice of exercise specifying the number of shares he wishes to purchase together with good funds (in the form of cashier's or certified check, wire transfer or other form of payment acceptable to the Board) within the applicable thirty (30) day period, which notice must be delivered at least four (4) business days prior to the scheduled stock purchase. Employer shall issue and deliver the certificates for all shares purchased per this Section 2(g) promptly following such purchase and such certificates shall contain Employer's customary restrictive legend for privately issued shares.

         3. Duties and Responsibilities. During his employment, Employee shall be employed as president and chief executive officer of Employer. If elected, Employee shall serve as a Board member of Employer and such affiliated entities of Employer (including but not limited to direct and indirect subsidiaries) as the Board may designate from time to time. Employer shall nominate and recommend Employee to serve on Employer's Board during the period of Employee's employment hereunder (for no additional compensation). Employer shall fill the Board vacancy (created by the resignation of Michael Holtz) with Employee, such action to be effective as of January 7, 2003. In the event Employee is no longer president and chief executive officer of Employer, upon request of Employer's Board he will resign as a member of the Board and of the boards of directors of the Employer's subsidiaries and affiliated entities. Employee agrees to devote his best efforts to the diligent, faithful discharge of his duties hereunder. Employee agrees over the course of each calendar year during the Term to spend a majority of his regular work week time working from Employer's headquarters (with time spent traveling on Employer business to be deemed time working from Employer headquarters for purposes hereof) unless otherwise directed by the Board. Employee agrees to relocate his residence to the Chicagoland area within twenty-four (24) months following the date hereof (Employer's sole remedy for the breach by Employee of which shall be the right to terminate Employee's employment pursuant to Section 6(a)(viii)).

         Employer shall pay $20,000 to Employee on execution of this Agreement as a cash advance to be applied against relocation expenses (including but not limited to the cost of maintaining a rental apartment pending permanent relocation and cost of commuting pending permanent relocation to Chicago) to be incurred by Employee in relocating to the Chicagoland area. Effective following Employee's permanent relocation to the Chicagoland area, Employer shall reimburse Employee by up to an additional $30,000 to cover any relocation expenses incurred by Employee and not covered by the initial $20,000 payment, to the extent Employee provides proper documentation evidencing such additional expenditures. Should Employee not deliver receipts demonstrating relocation expenses totaling the initial $20,000 through the date of termination of Employer's employment, Employee shall be liable to Employer for the amount the advance exceeds documented expenses, and Employer shall be entitled to set off such sum against any monies owing from Employer to Employee.

         The expenditure of reasonable amounts of time by Employee for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to Employer hereunder and do not violate the noncompetition provisions set forth in Section 8 below. If the Board determines that any such activity engaged in by Employee is detrimental to the best interests of Employer, he will discontinue such activity within thirty (30) days after written notice from the Board. Employee shall be entitled to serve on up to two charitable organization boards of directors and on up to two industry (not for profit) boards of directors. Employee shall not be permitted to serve on any other boards of directors or boards of advisors during the Term, absent the prior written consent of Employer which may be withheld for any reason.

         4. Expenses and Fringe Benefits. During the Term, Employee shall be reimbursed for his reasonable business-related expenses incurred for the benefit of Employer in accordance with Employer's policies governing such reimbursement in effect from time to time. Such expenses shall include, but shall not be limited to, travel, lodging away from home, entertainment and educational expenses incurred for the purpose of maintaining or improving Employee's professional skills. Employer shall maintain (effective following completion of physical and insurer processing) a term life insurance policy from an insurance company with an AM Best rating of A or better, on Employee's life, with a death benefit in the amount of $1,500,000, naming Employee's designees as beneficiary for the Term; provided, however, to the extent that Employee is uninsurable on commencement of this Agreement, Employer shall have no obligation to provide such insurance if Employee is uninsurable. To the extent Employee is "rated" so that the premiums are higher than what they would be in the event Employee were in perfect health, then the death benefit of such policy shall be reduced to the amount of insurance that is purchasable with the premium amount that would have been payable had Employee been in perfect health. Employee shall also be entitled to use of a vehicle to be provided by Employer of a quality comparable to that provided to other senior executives of Employer, and reimbursement for the cost of maintenance, repair, insurance and gasoline with respect to such vehicle. Employee shall be entitled to such other fringe benefits as are commonly provided to senior executives of Employer (except to the extent that it is of the same category of benefit already expressly provided for under this Agreement, such as equity participation). With respect to any expenses which are reimbursed by Employer to Employee, Employee shall account to

Employer in sufficient detail to entitle Employer to a federal income tax deduction for such reimbursed item if such item is deductible.

         5. Employee Benefit Plans; Vacation. Employee shall be entitled to participate in any plans maintained by Employer relating to retirement, health, disability and dental insurance and other employee benefits in accordance with their terms and similar to other senior executives of Employer; provided, however, that this provision shall not be construed to require Employer to establish or maintain any such plans. Employee at his option may elect to not be covered by Employer's health and/or dental plans, in which event Employer shall pay to Employee or his alternate care provider(s) (as Employee shall designate) subject to applicable withholding, if any, the cash equivalent to what Employer would have paid on such plans for Employee and his family had Employee elected to be covered under such plans. Employer shall be able to offset any disability payments made to Employee with respect to any disability insurance policy provided by Employer against any base salary or severance obligations of Employer hereunder. Employee shall be entitled to four (4) weeks' vacation during each Year; such vacation time must be taken during the Year or it lapses and Employee shall have no right to payment for any unused vacation except as otherwise provided in this Agreement. Employee shall be entitled to participate in Employer's 401(k) Plan.

         6. Termination.

                  (a) Employee's employment shall terminate upon the happening of any of the following events:

                           (i) upon Employee's death;

                           (ii) upon Employee's permanent "Disability" (as used
                  herein permanent "Disability" shall have the same meaning as set forth in the Employer's disability insurance policy which shall be in effect for Employee as of the date of commencement of employment);

                           (iii) by reason of the expiration of the Term,
                  provided that following the expiration of the Term, should Employee remain in the employment of Employer and not have executed an extension of this Agreement or a new employment agreement, Employee shall remain an "at will" employee of Employer, subject to the ongoing obligations set forth in
                  Section 8 below;

                           (iv) at Employer's option, upon sixty (60) days'
                  prior written notice to Employee;

                           (v) at Employee's option during the "Change in
                  Control Period" as such term is defined in Section 7(b) below in the event Employer or the acquirer requires Employee to renegotiate his employment arrangement for reduced compensation or otherwise reduces amounts payable to Employee hereunder or accelerates the Term of this Agreement;

                           (vi) at Employee's option, upon sixty (60) days'
                  prior written notice to Employer;

                           (vii) at Employer's option in the event of an act by
                  Employee defined in Section 6(b) as a "discharge for cause;"

                           (viii) at the Employer's option in the event Employee
                  fails to relocate in accordance with his obligation set forth per Section 3 above; or

                           (ix) at Employee's option in the event of
                  "resignation for good reason." The term "resignation for good reason" or "good reason" means the following:

                                    (1) the failure of Employer within ten (10)
                           days after written notice by the Employee to Employer to make any undisputed payment due to Employee hereunder; should Employee and Employer in good faith disagree upon the amount of any required payment hereunder, then Employer shall be deemed to have satisfied its obligations if it shall have made the undisputed amount payment and once the disputed amount is determined (either by agreement, arbitration or judicial proceeding), Employer shall be obligated to pay said amount within ten (10) days of such resolution;

                                    (2) without the express written consent of
                           Employee, any material and adverse demotion by Employer in Employee's function, duties, or responsibilities (including further relocation outside the Chicagoland area) not generally consistent with those contemplated in this Agreement, which is not rescinded within thirty (30) days after Employee has given Employer written notice of such change which notice specifies in detail the change;

                                    (3) any material decrease in Employee's base
                           salary, life or disability insurance coverage or benefits payable to Employee or to which he is entitled other than a decrease in benefits which is part of a general decrease in benefits provided or payable to senior executives;

                                    (4) the failure of Employer to nominate and
                           recommend Employee to the Employer's Board of Directors as required per Section 3 above; and

                                    (5) any material failure (other than a
                           failure to make payments) by Employer to comply with any of the provisions of this Agreement, which change or failure, as the case may be, continues unremedied for thirty (30) days after Employee has given Employer written notice of such change or failure which notice specifies in detail the change or failure, as the case may be.

         (b) Upon termination of Employee's employment pursuant to Sections 6(a)(i), 6(a)(ii), 6(a)(iii), 6(a)(vi), 6(a)(vii) or 6(a)(viii) and except for the acceleration of Equity Performance Bonus payments and Carryover Share issuances to Employee in the event of a Permitted Termination (subject to the limitation contained in Section 2(d) for "Nonrenewal Events", Employee shall be entitled to receive only the compensation accrued but unpaid and vacation (and reimbursements due) as of the date of termination and any other benefits accrued to him under the plans mentioned in Section 5 above. As used herein, "discharge for cause" shall be deemed to have occurred whenever occasioned by reason of:

                           (i) the material breach of any of Employee's
                  covenants under this Agreement, following the giving of thirty
                  (30) days written notice to Employee that he has violated this provision and the failure, inability or unwillingness of Employee to remedy the situation detailed in this Section 6(b)(i) within said thirty (30) day period, and provided further that such breach is capable of cure;

                           (ii) conviction of a felonious act on the part of
                  Employee;

                           (iii) one or more actions by Employee involving
                  serious moral turpitude; or

                           (iv) Employee's willful misconduct with respect to
                  the Employer in such manner as to bring substantial and material discredit or harm upon Employer, following the giving of thirty (30) days' written notice to Employee that he has violated this provision and the failure, inability or unwillingness of Employee to remedy the situation detailed in this Section 6(b)(iv) within said thirty (30) day period.

         In establishing whether a discharge for cause shall have occurred, the standard for judgment shall be the level of conduct by other comparably situated executives.

         7. Effects of Termination.

                  (a) Upon termination of Employee's employment pursuant to
         Section 6(a)(iv), Section 6(a)(v) or Section 6(a)(ix), Employee shall be entitled to the following severance benefits:

                           (i) Base salary for the remaining Term (as if such
                  termination had not occurred) but for no less than twelve (12) months and no greater than twenty-four (24) months (the "Severance Period") at the then current rate to be paid from the date of termination until paid in full in accordance with Employer's usual practices, including the withholding of all applicable taxes, and amounts accrued pursuant to Section 6(b) through the date of termination of Employee's employment; and

                           (ii) Continued provision during the Severance Period
                  of Employee's health and medical insurance; provided, however, Employee (or, in the event of his death, his spouse) may exercise whatever rights he may have under the Consolidated Omnibus Benefit Reconciliation Act of 1985, as amended ("COBRA") at their then current levels, including health insurance.

                  (b) The "Change in Control Period" shall mean the twelve (12) month period following the occurrence of any of the following events (each a "Change-in-Control"):

                           (i) all or substantially all of the assets of
                  Employer or any entity directly or indirectly controlling Employer being sold to a nonaffiliated party;

                           (ii) Employer or any entity directly or indirectly
                  controlling Employer merging, consolidating or otherwise combining with a nonaffiliated party or parties whereby following such event the nonaffiliated party or parties beneficially own in excess of fifty percent (50%) of the voting securities of Employer; or

                           (iii) in excess of fifty percent (50%) of the
                  outstanding common shares or other equity interests of the Employer or any entity directly or indirectly controlling Employer being sold to a nonaffiliated party.

         The foregoing definition shall not include a Change-in-Control which results from any buyout headed by one or more members of senior management of the Employer including Employee or any entity directly or indirectly controlling Employer, which entity includes Employee.

                  (c) Immediately prior to a Change-in-Control, all stock grants earned by Employee pursuant to Section 2(d) but subject to risk of forfeiture shall become irrevocable and no longer subject to risk of forfeiture and Employee shall be entitled to immediate delivery of the stock certificates therefore, to the event they remain in the possession or control of Employer.

                  (d) In addition to the other rights afforded Employee in the event of a Change-in-Control, if a Change-in-Control results in the shareholders of Employer continuing to be shareholders of the acquiring company but with an aggregate ownership directly and indirectly of thirty percent (30%) or less of the equity of the acquiring company, Employee shall have the right to sell and the acquiring company shall have the obligation to purchase all of Employee's shares in Employer then owned by Employee for cash at the per share value paid to all shareholders. Employee, in order to exercise the rights per this
         Section 7(d), must give notice of his intent to sell his shares pursuant to this Section 7(d) not later than five (5) days prior to the close of any transaction, and the acquiring company shall effectuate such purchase simultaneously with the close of the Change-in-Control transaction. The parties shall reasonably cooperate to effectuate the documentation required by this Section 7(d).

                  (e) In the event Employee is entitled to severance payments hereunder, he shall be under no obligation to mitigate his damages resulting from his termination of employment hereunder during the Severance Period; however, to the extent Employee earns compensation during the Severance Period, Employer shall be entitled to set off fifty percent (50%) of each such compensation payment earned by Employee against the severance payments otherwise payable hereunder; provided however, in no event shall Employee following such set off be entitled to receive less than fifty percent (50%) of the severance payments called for hereunder. Employee agrees to notify Employer on a monthly basis of all such compensation payments earned during the Severance Period and to permit Employer to review his books and records related to the foregoing.

         8. Restrictive Covenants.

                  (a) Acknowledgment of Damages Resulting from Employee's Competition with Employer. Employee understands and acknowledges that Employer and its related entities and affiliates are engaged in the business of owning, operating, developing, building, selling, financing and franchising moderately priced hotels and providing all goods and services ancillary thereto (collectively, the "Business"), and that because of his position with Employer, he has or will obtain:

                           (i) intimate knowledge of the Business including, but
                  not limited to, knowledge of "Confidential Information" (as hereinafter defined); and

                           (ii) knowledge of and relationships with the
                  customers, suppliers and franchisors used in connection with the Business of Employer and its related entities and affiliates.

         Employee agrees and acknowledges that such knowledge, access and relationships are such that if Employee were to compete with Employer or its related entities and affiliates engaged in the Business, by engaging in the Business within the United States of America at any time during the one (1) year period from the date of Employee's termination of employment with Employer (if the restrictions contained in this Section 8(b) are applicable at such time), Employer or its related entities and affiliates would suffer harm, and the benefits that the parties bargained for under this Agreement would be severely and irreparably damaged. For purposes of this Section 8(a), Employee shall be deemed "engaging in the Business" only if Employee obtains ownership of more than five AmeriHost Inn hotels or secures a Competitive Position (as defined below). Employee agrees that the covenants contained in this Section 8 are reasonable and necessary to protect the confidentiality of the Trade Secrets, and other Confidential Information concerning Employer acquired by Employee. For purposes of this Agreement, "Trade Secret" shall be as defined by the Illinois Trade Secrets Act. The provisions of this Section 8 shall be interpreted so as to protect those Trade Secrets and Confidential Information, and to secure for Employer the exclusive benefits of the work performed on behalf of Employer by the Employee under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in non-competitive areas which do not endanger Employer's legitimate interests expressed in this Agreement.

                  (b) Covenant Not to Compete with Employer. Employee agrees that, during the Term and for a period of one (1) year following the termination of Employee's employment by Employer (subject to the provisos contained at the end of this Section 8(b)) for whatever reason, with or without "cause" or otherwise, Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the United States:

                           (i) act as an officer, manager, advisor, executive,
                  controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing (A) services which are competitive with the Business of Employer (including any of its related entities or affiliates), or (B) services or products being provided or which are being produced or developed by Employer or its related entities and affiliates, or are under active investigation by Employer or its related entities and affiliates at the time of termination of his employment, provided that such services or products relate directly to Employer's Business; or

                           (ii) become employed by such an entity in any
                  capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for Employer or its related entities and affiliates which are competitive with the Business of Employer (including any of its related entities or affiliates) or services or products being provided or which are being produced or developed by Employer its related entities and affiliates, or are under active investigation by Employer or its related entities and affiliates at the termination of his employment, provided that such services or products relate directly to Employer's Business.

         Notwithstanding anything to the contrary contained herein, the restrictive covenants contained in this Section 8(b) shall not apply in the event of discharge of Employee without cause, resignation for good reason or following the expiration of this Agreement, unless in such event Employer continues to pay Employee the amounts set forth in
         Section 7(a) for a one year period the base salary then in effect on the date of termination of employment; provided further that notwithstanding anything to the contrary contained herein, any employment of Employee or provision of services by Employee following termination of employment by Employer, its related entities or affiliates to any hotel franchisor, hotel owner or hotel operator other than to:

                                    (1) any division of a franchisor of hotel
                           brands listed on Exhibit B ("Brands") solely devoted to one or more of such Brands;

                                    (2) any hotel owner or operator of more than
                           five (5) AmeriHost Inn hotels; or

                                    (3) any hotel owner or operator whose
                           portfolio of hotels is comprised of more than fifty percent (50%) of the hotel Brands listed on Exhibit B (such a position described in (1), (2) and (3) above sometimes referred to as a "Competitive Position"), shall not be deemed to constitute a violation of the restrictive covenants contained in this Section 8(b).

         The terms of Exhibit B are incorporated by reference herein and made a part hereof.

                  (c) Non-Solicitation of Customers. During Employee's employment with Employer, Employee shall not, directly or indirectly without Employer's prior written consent, contact or solicit any customers or clients of Employer; with whom Employer or its related entities and affiliates have solicited business within the last twelve
         (12) months and with whom Employee had material contact ("Customer"), for business purposes unrelated to furthering the Business of Employer or its related entities. For a period of one (1) year following termination of Employee's employment with Employer, Employee shall not, directly or indirectly:

                           (i) contact, solicit, divert or take away, any
                  Customer for purposes of, or with respect to, selling a product or service which competes with the Business of Employer and its related entities and affiliates; or

                           (ii) take any affirmative action in regard to
                  establishing or continuing a relationship with a Customer for purposes of making, or which directly or indirectly results in, a sale of a product or service which competes with the Business of Employer and its related entities and affiliates.

                  (d) Non-Solicitation of Employees; Financing Sources. During the Term, and for a period of one (1) year following termination of Employee's employment with Employer, Employee shall not, directly or indirectly:

                           (i) recruit or hire, or attempt to recruit or hire
                  (as an employee, independent contractor, consultant or otherwise), any employee of Employer or its related entities and affiliates who was employed by Employer or its related entities and affiliates during the Term and who is actively employed at the time of solicitation or attempted solicitation; or

                           (ii) except on behalf of Employer, solicit equity
                  funding with respect to any hotel project involving any of the Brands from a source which directly or indirectly through itself or an affiliate:

                                    (1) has provided $5,000,000 or more of
                           equity funding to or for the benefit of Employer or any of its related entities or affiliates (but only if such amount constitutes greater than fifty percent (50%) of the equity funding provided by such source to the Brands at the time of such solicitation); or

                                    (2) has purchased or sold a hotel property
                           from or to (as the case may be) Employer or any of its related entities or affiliates (but only if the purchasing and selling of the Brands comprises greater than fifty percent (50%) of such source's business at the time of such solicitation).

                  (e) Confidentiality. Employee hereby acknowledges and agrees that during the Term, Employee will have access to Trade Secrets and Confidential Information of Employer or its related entities and affiliates. Employee also acknowledges that Employee will not disclose or use, directly or indirectly, any Trade Secrets Employee obtains during the course of Employee's employment related to the Business for thirty (30) months from the date of Employee's termination of employment with Employer. Employee also recognizes that the services performed by Employee hereunder, are special, unique and extraordinary and that by reason of Employee's employment with Employer, Employee will receive, develop, or otherwise acquire Confidential Information and, except as required by the pursuit of Employee's duties with Employer,



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


         or as it is authorized in writing by Employer, Employee acknowledges that Employee will not disclose or use, directly or indirectly, any Confidential Information related to the Business during the course of Employee's employment and for a period of thirty (30) months after the date of Employee's termination. The term "Confidential Information" shall mean and include any information, data and know-how relating to the Business of Employer or its related entities and affiliates that is disclosed to Employee by Employer or known to Employee as a result of Employee's relationship with Employer and not generally within the public domain (whether constituting a Trade Secret or not), including without limitation, all design drawings, engineering and architectural plans and specifications for AmeriHost Inns, the cost of all components in the construction of AmeriHost Inns, the terms and conditions of all contracts to which Employer, its related entities and affiliates are party (to the extent not in the public domain), including all contracts with Cendant, Inc., related entities and affiliates, all sites under consideration for acquisition and/or development by Employer, its related entities and affiliates and the economics thereof, all product development and technical data, sales and/or marketing information, customer account records, payment plans, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or the Customers, employees and affairs of Employer, or its related entities and affiliates. "Confidential Information" shall not include information that Employee can prove (a) was known to him prior to his receipt of such information from Employer, (b) became generally publicly known other than by Employee's direct or indirect act; (c) was rightfully disclosed to Employee by a third party without restriction; or (d) was independently developed by Employee (and is supported by written evidence) without use of or access to the Confidential Information.

                  (f) In the event the covenants of this Agreement are deemed overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.

         9. Equitable Relief. Employee acknowledges that a breach of any provision of Section 8 above cannot be adequately compensated by damages at law, and that such a breach would cause Employer irreparable harm. Employer shall be entitled to temporary and permanent injunctive relief, provided that such equitable remedies shall be in addition to and not in lieu of other remedies available at law or in equity to Employer. Notwithstanding anything herein to the contrary in Section 12 below, Employer shall not be required to seek arbitration to enforce equitable relief under Section 8 above. Employee agrees that the duration, geographical field of application and subject matter of
Section 8 above are reasonable in light of all of the facts and circumstances.

         10. Unfunded Agreement. Employer's obligations under this Agreement shall be unfunded, but Employer reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets (including insurance policy or policies on Employee's life) as it may deem necessary or proper, provided, however, that Employee's insurability or non-insurability shall in no way affect the Employer's obligations pursuant to this Agreement. Employee, his wife or his widow after his death, or his designated beneficiaries, personal representatives, heirs, successors and assigns shall have no claim or rights with respect to, and shall have no property or equitable interest whatsoever in, any specific funds





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



or assets of Employer and shall only have the status of a general unsecured creditor with respect to Employer hereunder.

         11. Directors' and Officers' Insurance. During the Term, Employer agrees to maintain directors' and officers' liability insurance (with appropriate tail coverage to the extent the same is available at a reasonable cost in the good faith discretion of the Board) covering Employee, with minimum coverage amounts as are reasonable and customary for Employer's Business and industry in which it operates. The current policy maintained by Employer is deemed to satisfy the requirements of this Section 11.

         12. Governing Law. This Agreement shall be governed by the laws of the State of Illinois and construed in accordance therewith. Any dispute not covered by arbitration per the terms of Section 12 below shall be litigated in the state or federal courts situated in Cook County, Illinois, to which jurisdiction and venue all parties consent. The parties hereby waive their right to trial by jury with respect to the adjudication of any dispute regarding this Agreement or the subject matter hereof.

         13. Arbitration.

                  (a) Any dispute arising out of or relating to this Agreement, except if Employer seeks equitable relief pursuant to Section 8 above, shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association ("AAA"), by which each party will be bound.

                  (b) If the parties have not agreed during their negotiations on a single arbitrator to whom the dispute will be submitted, either party may select an arbitrator and send written notice to the other party of the selection. The party receiving such notice will have ten
         (10) days from the date such party receives such notice of such selection to select an second arbitrator and send notice of such to the party who selected the first arbitrator. Failure to select the second arbitrator and to send timely notice, as provided above, empowers the arbitrator first selected to resolve the controversy. If both arbitrators have been duly named, they will as soon as is reasonably practicable (but within thirty (30) days from the date the latter of the two arbitrators is named) name a third arbitrator and the matter shall be resolved by a panel comprised of these three arbitrators. The provisions of the Federal Rules of Civil Procedure which provide for discovery shall be applicable to any such arbitration. The parties agree that such discovery must be completed within six (6) months after the claim has been filed with the AAA and service on the other party effected.

                  (c) Any arbitration proceedings will be conducted in Chicago, Illinois.

                  (d) The parties agree to be bound by the decision of the arbitrator and the decision thereof to be entered into any appropriate court or other jurisdiction. Unless otherwise provided in this Agreement, the prevailing party in the arbitration shall be promptly reimbursed for its reasonable costs and fees (other than attorneys' fees which shall be paid by the party incurring them) incurred in connection with the arbitration and shall not be responsible for the costs of arbitration.



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


         14. Benefits. This Agreement shall be binding upon Employee, upon his heirs, executors, administrators, designated beneficiaries, upon anyone claiming under him or his wife or widow, and upon the Employer and its successors and assigns.

         15. Merger or Sale of Assets. Employer shall not merge or consolidate with any other entity or sell all or substantially all of its assets unless and until such other entity or purchaser of assets shall expressly assume Employer's obligations under this Agreement or Employer has provided an appropriate alternative arrangement covering its contingent liabilities under this Agreement, and Employer shall not voluntarily dissolve without first providing an appropriate arrangement covering its contingent liabilities under this Agreement.

         16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and:

                  (a) Delivered in person to the party entitled to notice (in the case of Employer, if delivered to an executive officer other than Employee); or

                  (b) Five (5) days after sent by registered or certified mail, postage prepaid, or the next business day following deposit with a national bonded overnight courier via next day service and addressed, if to Employee, to the principal residence of Employee (as reflected on Employer's records) or if to Employer, to the principal executive office of Employer c/o its Chief Financial Officer.

         17. Miscellaneous. This Agreement shall constitute the entire agreement between the parties, and may not be amended, altered, modified or extended except by written agreement signed by each of the parties hereto. For purposes of this Agreement, the term "affiliate" shall have the same meaning as construed under Rule 405 promulgated under the Securities Act of 1933, as amended. This Agreement supersedes in its entirety any and all prior discussions, term sheets or other dialogue among the parties, and also supersedes any other prior agreements or understandings covering the subject matter hereof, either written or oral, between the parties. Waiver of compliance with any terms or conditions of this Agreement by either party shall not constitute a waiver of compliance with the same or any other term or condition upon a subsequent occasion. The obligations of the parties hereunder shall survive any termination of this Agreement or any termination of Employee's employment. This Agreement may be executed in several counterparts, either by photocopy, facsimile or original, both of which when taken together as a whole shall constitute one valid, legally binding agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]






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         IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the day and year first above written.

EMPLOYER:                                     EMPLOYEE:

ARLINGTON HOSPITALITY, INC., a
Delaware corporation                          ---------------------------------
                                              JERRY H. HERMAN

                                              Address:   7100 Glenbrook Road
                                                         Bethesda, MD  20814
By:
    ---------------------------------------
    James B. Dale, Chief Financial Officer

Address:    2355 S. Arlington Heights Road-Suite 400
            Arlington Heights, IL  60005











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